Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-190724) pertaining to the Third Point Reinsurance Limited Share Incentive Plan and the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan of Third Point Reinsurance Ltd. of our report dated February 27, 2014, with respect to the financial statements and financial statement schedules of Third Point Reinsurance Ltd., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young Ltd.
Hamilton, Bermuda
February 27, 2014